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                       THE PAYDEN & RYGEL INVESTMENT GROUP

                      SUB-ADVISORY AGREEMENT BY AND BETWEEN
                     PAYDEN & RYGEL AND METZLER-PAYDEN, LLC

         This Sub-advisory Agreement is made as of October 1, 1998, by and between Payden & Rygel, a California corporation (the "Adviser"), and Metzler-Payden, LLC, a limited liability company organized under the laws of Delaware (the "Sub-adviser").

         WHEREAS, the Adviser has by separate contract agreed to serve as the investment adviser to the Payden & Rygel European Growth & Income Fund, Payden & Rygel International Equity Fund and Payden & Rygel Global Balanced Fund (each a "Fund," and collectively the "Funds"), each of which is an investment portfolio of The Payden & Rygel Investment Group (the "Trust"), a Massachusetts business trust registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company consisting of one or more investment series of shares, each having its own assets and investment policies;

         WHEREAS, the Adviser's contract with the Trust allows it to delegate certain investment advisory services for the Trust with respect to each of the Funds to other parties; and

         WHEREAS, the Adviser desires to retain the Sub-adviser to perform certain investment advisory services for the Trust with respect to each of the Funds, and the Sub-adviser is willing to perform such services;

         WHEREAS, pursuant to Section 15 of the 1940 Act and Rule 15a-4 pursuant to the 1940 Act, the appointment of the Sub-adviser and the effectiveness of this Agreement are subject to the approval of a majority of the outstanding shares of each Fund at a special shareholders meeting (the "Shareholder Vote");

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1.       SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST.

                  (a) Investment Program. Subject to the control and supervision of the Board of Trustees of the Trust (the "Board") and the Adviser, the Sub-adviser will, at its expense, continuously furnish to each of the Funds an investment program for such portion, if any, of Fund assets that is allocated to it by the Adviser from time to time. With respect to such assets, the Sub-adviser will make investment decisions and will place all orders for the purchase and sale of portfolio securities. In the performance of its duties, the Sub-adviser will act in the best interests of each such Fund and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act, (ii) the terms of this Agreement, (iii) the investment objective, policies, and restrictions of each such Fund as stated in the then-current Registration Statement of the Trust, and (iv) such other guidelines as the Trustees or Adviser may establish. The Adviser shall be responsible for providing the Sub-adviser with current copies of the materials specified in Subsections (a)(iii) and (iv) of this
         Section 1. At such times as may be reasonably requested by the Board or the Adviser, the Sub-adviser will provide them with economic and investment analysis and reports, and make available to the Board any economical, statistical, or investment services, normally available to similar investment company clients of the Sub-adviser.

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                  (b) Availability of Personnel. The Sub-adviser, at its
         expense, will make available to the Trustees and the Adviser at reasonable times its portfolio managers and other appropriate personnel in order to review investment policies of each such Fund and to consult with the Trustees and the Adviser regarding the investment affairs of each such Fund, including economic, statistical, and investment matters relevant to the Sub-adviser's duties hereunder, and will provide periodic reports to the Trustees and the Adviser relating to the portfolio strategies it employs.

                  (c) Salaries and Facilities. The Sub-adviser, at its expense, will pay for all salaries of personnel and facilities required for it to execute its duties under this Agreement.

                  (d) Compliance Reports. The Sub-adviser, at its expense, will provide the Adviser with reasonable compliance reports relating to its duties under this Agreement as may be agreed to upon by such parties from time to time.

                  (e) Valuation. The Sub-adviser, at its expense, will provide the Trust's custodian with market price information relating to the assets of each of the Funds at such times as the parties hereto may agree upon from time to time.

                  (f) Executing Portfolio Transactions. The Sub-adviser will place orders pursuant to its investment determinations for each of the Funds either directly with the issuer or through other brokers. In the selection of brokers and the placement of orders for the purchase and sale of portfolio investments for the Fund, the Sub-adviser shall use its best efforts to obtain for each of the Funds the most favorable price and execution available. In using its best efforts to obtain the most favorable price and execution available, the Sub-adviser, bearing in mind each such Fund's best interests as all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. In no instance will portfolio securities of each such Fund be purchased from or sold to the Sub-adviser or any affiliated person of the Sub-adviser. The Trust agrees that any entity or person associated with the Adviser or the Sub-adviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Trust consents to the retention of compensation for such transactions.

                  (g) Expenses. The Sub-adviser shall not be obligated to pay any expenses of or for the Trust or for any of the Funds not expressly assumed by the Sub-adviser pursuant to this Agreement.

         2. BOOKS AND RECORDS. Pursuant to Rule 31a-3 under the 1940 Act, the Sub-adviser agrees that: (a) all records it maintains for the Trust are the property of the Trust; (b) it will surrender promptly to the Trust or the Adviser any such records upon the Trust's or Adviser's request; (c) it will maintain for the Trust the records that the Trust is required to maintain pursuant to Rule 31a-1 insofar as such records relate to the investment affairs of each of the Funds; and (d) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust.

         3. OTHER AGREEMENTS. The Sub-adviser and persons controlled by or under common control with the Sub-adviser have and may have advisory, management service or other agreements with


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other organizations and persons, and may have other interests and businesses.
Nothing in this Agreement is intended to preclude such other business relationships.

         4. COMPENSATION. Each of the Funds pays to the Adviser a monthly fee (the "Advisory Fee") at the following annual rate: International Equity Fund - 0.60% of the first $1 billion of average daily net assets of the portfolio, and 0.40% thereafter; Global Balanced Fund - 0.50% of the first $1 billion of average daily net assets of the portfolio, and 0.40% thereafter; and European Growth & Income Fund - 0.50% of the first $2 billion of average daily net assets of the portfolio, and 0.40% thereafter. The Adviser will pay to the Sub-adviser as compensation for the Sub-adviser's services rendered pursuant to this Agreement a sub-advisory fee for each Fund equal to:

                  (a) For the period from October 1, 1998 through the Shareholder Vote:

                           (i) For each of the International Equity Fund and the Global Balanced Fund: 0.40% of the first $1 billion of the average daily net assets of the Fund's portfolio allocated to the Sub-adviser, and 0.30% thereafter;

                           (ii) For the European Growth & Income Fund: 50% of the Advisory Fee earned and received by the Adviser. Such fees shall be paid by the Adviser (and not by the Trust) and shall be correspondingly reduced on a pro rata basis by any reduction in the fees paid to the Adviser as a result of any voluntary, statutory or regulatory limitation on investment company expenses. Such fees shall be payable monthly, at one-twelfth of the above rate, within 15 business days after the end of such month. If the Sub-adviser shall serve for less than the whole of a month, the compensation as specified shall be prorated.

                  (b) For the period following the Shareholder Vote: For each of the Funds, 100% of the Advisory Fee earned and received by the Adviser for the Fund in question. Such fees shall be paid by the Adviser (and not by the Trust) and shall be correspondingly reduced on a pro rata basis by any reduction in the fees paid to the Adviser as a result of any voluntary, statutory or regulatory limitation on investment company expenses. Such fees shall be paid within 15 business days of the end of each month. If the Sub-adviser shall serve for less than the whole of a month, the compensation as specified shall be prorated.

         5. AMENDMENT OF AGREEMENT. This Agreement shall not be materially amended unless the Adviser and Sub-adviser mutually agree to such amendment, and such amendment is approved by the affirmative vote of a majority of the outstanding shares of each of the Funds, if required by the 1940 Act, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the members of the Board who are not interested persons of the Trust, the Adviser or the Sub-adviser (the "Independent Trustees"). The Sub-adviser agrees to notify the Adviser of any anticipated change in control of the Sub-adviser within a reasonable time prior to such change.

         6. DURATION AND TERMINATION OF THE AGREEMENT. This Agreement shall become effective with respect to each Fund upon its execution; provided, however, that this Agreement shall not become effective unless it first has been approved by a vote of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall remain in full force and effect with respect to each Fund continuously thereafter as follows:

                  (a) By vote of a majority of the (i) Independent Trustees, or
         (ii) outstanding voting shares of a Fund, the Trust may at any time terminate this Agreement with respect to such Fund


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         without the payment
         of penalty, by providing not more than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Sub-adviser.

                  (b) This Agreement will terminate automatically with respect to a Fund without payment of any penalty, unless, within two years after its initial effectiveness and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board of Trustees or the shareholders of such Fund by the affirmative vote of a majority of the outstanding shares of such Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of a Fund for their approval and such shareholders fail to approve such continuance as provided herein, the Sub-adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

                  (c) The Adviser may at any time terminate this Agreement with respect to a Fund without the payment of any penalty by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Sub-adviser and the Trust, and the Sub-adviser may at any time without the payment of any penalty, terminate this Agreement with respect to a Fund by not less than 90 days' written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Trust.

                  (d) This Agreement shall terminate automatically and immediately with respect to a Fund without the payment of any penalty, in the event of its assignment or if the Investment Management Agreement between the Adviser and the Trust with respect to such Fund shall terminate for any reason.

                  (e) This Agreement shall terminate automatically and immediately with respect to a Fund unless approved by an affirmative vote of a majority of the outstanding Shares of such Fund within 120 days after the date first set forth above.

Upon termination of this Agreement, the duties of the Adviser delegated to the Sub-adviser under this Agreement automatically shall revert to the Adviser.

         7. NOTIFICATION OF THE ADVISER. The Sub-adviser promptly shall notify the Adviser in writing of the occurrence of any of the following events:
                  (a) the Sub-adviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and under the laws of any jurisdiction in which the Sub-adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement.

                  (b) the Sub-adviser shall have been served or otherwise have notice of any action, suit, or proceeding, inquiry, or investigation at law or in equity, before or by any court, public board or body, involving the affairs of the Trust or any Fund; or

                  (c) any other occurrence that might affect the ability of the Sub-adviser to provide the services provided for under this Agreement.

         8. DEFINITIONS. For the purposes of this Agreement, the terms "vote of a majority of the outstanding shares," "affiliated person," "control," "interested person," and "assignment" shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said

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Act; and references to annual approvals by the Board of Trustees shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

         9. LIABILITY OF THE SUB-ADVISER. In the absence of its willful misfeasance, bad faith, negligence, or disregard of its obligations and duties hereunder, the Sub-adviser shall not be subject to any liability to the Adviser, the Trust or their directors, Trustees, officers, or shareholders, for any act or omission in the course of, or connected with, rendering services hereunder. However, the Sub-adviser shall indemnify and hold harmless such parties from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) which arise or result from Sub-adviser's willful misfeasance, bad faith, negligence, or disregard of its obligations and duties hereunder.

         10. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of California conflict with the applicable provisions of the 1940 Act, the latter shall control.

         11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         12. MISCELLANEOUS. The captions in this agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Where the effect of a requirement of the 1940 Act reflected in any provision of this agreement is made less restrictive by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, Payden & Rygel, and Metzler-Payden, LLC have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Attest:                                              PAYDEN & RYGEL


By:______________________                   By:________________________
      Secretary                                            Chairman


Attest:                                              METZLER-PAYDEN, LLC


By:______________________                   By:________________________
      Assistant Secretary                                  President



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